Exhibit 23.1

February 25, 2004

Board of Directors
Gentry International, Inc.
Box 1035, Bentall Centre
595 Burrard Street
Vancouver, B.C., Canada V6C 2P1

     Re: Registration Statement on Form SB-2/A re 195,000 Shares of Common Stock (Registration No: 333-99649)

Dear Ladies and Gentlemen:

     We have acted as counsel to Gentry International, Inc., a Delaware corporation (the "Company") in connection with the 5th Amendment to the Registration Statement on Form SB-2/A and the prospectus included therein (collectively the "Amended Registration Statement") to be filled with the Securities and Exchange Commission.

     We hereby consent to the reference to our name in the 5th Amended Registration Statement under the caption "Legal Matters" and to the use of our opinion as an exhibit to the 5th Amended Registration Statement. In giving this consent, we do not admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.

Very truly yours,

Warren J. Soloski, A Professional Corporation


/s/  Warren J. Soloski
-----------------------
By Warren J. Soloski, President